Exhibit 99.6

[Unofficial English Translation]

AMENDMENT NO. 3, DATED MARCH 30, 2014
to an agreement made and entered into at Ramat Gan on March 2, 2014, to Amendment No. 1 dated March 6, 2014
and to Amendment No. 2 dated March 18, 2014
(hereinafter: “Amendment 3”)

Between:	EMBLAZE LTD.
Publ. Co. 52-004292-0
Azrieli Center, Triangular Tower, 40th floor
(hereinafter: “the Purchaser”)
of the one part;

And:	1.	ZWI W. & CO. LTD.
Co. No. 51-271597-0
of 7 Hashikma Street, Savyon
(hereinafter: “Zwi”)

And:	2.	YOSSI WILLI MANAGEMENT & INVESTMENTS LTD.
Co. No. 51-241603-3
of 76 Kaplan Street, Herzliya

Y.M. DEKEL – HOLDINGS & INVESTMENTS LTD.
Co. No. 51-275078-7
of 76 Kaplan Street, Herzliya

JOSEPH WILLIGER
I.D. 054248307
of 76 Kaplan Street, Herzliya
(the three jointly referred to below as: “Joseph”)

(Zwi and Joseph will henceforth be referred to jointly as: “the Sellers”)

of the other part;
(The Purchaser and the Sellers will henceforth be referred to collectively as: “the Parties”)

WHEREAS:
On March 2, 2014 the Beneficiaries entered into an agreement in the scope of which, subject to the fulfillment of conditions that were stipulated, Emblaze would buy between 44.99% of the voting rights in Willi-Food Investments Ltd. (hereinafter: “the Company”) and 58.62% of the voting rights in the Company and approximately 58.04% of the issued and paid-up share capital of the Company and about 55.16% of the rights in the capital of the Company on the assumption of a full dilution and about 55.69% of the voting rights in the Company on the assumption of a full dilution) (hereinafter: “the Agreement” and “the Shares Sold”, respectively) all on the terms and conditions and at the times as specified in the Agreement; and

WHEREAS:	On March 6 and on March 18, 2014 the parties signed Amendments No. 1 and No. 2, respectively, to the Agreement; and

WHEREAS:	On March 26, 2014 the Commissioner’s approval was received and upon receipt thereof, the Agreement came into force; and

WHEREAS:
The period of non-competition, as defined in Clause 11.8 of the Agreement, is not covered under the class exemption on a restraint of a non-competition type which is ancillary to a merger, as specified in the Restrictive Trade Practices Rules (Exemption of Class for Restraints Accompanying Mergers, 5769-2009 (hereinafter: “the Exemption Rules”); and

WHEREAS:	In light of the foregoing, the parties wish to make an alteration to the Agreement in relation to the period of non-competition, as set forth below in this Amendment; and

WHEREAS:	The parties wish to amend the exercise period in relation to the Put Option, as these terms are defined in Clause 13 of the Agreement; and

WHEREAS:	The Parties wish to put their agreements into writing, all in accordance with what is set forth below in this Agreement;

NOW THEREFORE IT IS DECLARED AND AGREED AS FOLLOWS:

1.	The preamble to this Amendment 3 forms an integral part hereof.

2.
The definitions in this Amendment 3 will have the meanings ascribed to them in the Agreement, in Amendment 1 and in Amendment 2 thereto (hereinafter collectively: “the Agreement”), unless otherwise expressly stated.

3.
Each of the parties declares that the competent bodies therein have approved the Amendment to the Agreement as set forth in this Amendment No. 3 and that all the necessary resolutions have been passed therein in order to empower the signatories to this Amendment 3 to sign on its behalf.

4.
In Clause 11.8 of the Agreement, on the sixth row, the words “during a period of three years” shall be replaced by the following words: “for a period of two years or three years, subject to obtaining the Commissioner’s approval in relation to the third year”.

5.	Clause 11.9 shall be replaced in its entirety by the following:

“11.9	If the managerial services to the Group of the Retiring Williger have been terminated without “a reason”:

(a)
Before the elapse of two years from the Effective Date, then the duration of the period of non-competition shall last until the end of four years from the Effective Date or until six years from the Effective Date, subject to obtaining the Commissioner’s approval in relation to the extra two years as the Commissioner may rule, provided that the time of termination of non-competition shall not exceed six years from the Effective Date (hereinafter in this Clause 11.9 only: “the Commissioner’s Approval to the Remainder of the Period”).

(b)
After the elapse of two years from the Effective Date but before the elapse of four years from the Effective Date, then the duration of the period of non-competition will last until the end of two years from the date of termination of the managerial services of the Retiring Williger or until six years from the Effective Date, subject to obtaining the Commissioner’s Approval for the Remainder of the Period.

(c)
After the elapse of four years from the Effective Date but before the elapse of six years from the Effective Date, the duration of the period of non-competition shall last until the end of six years from the Effective Date.

(d)
Under no circumstances shall the period of non-competition last beyond the elapse of six years from the Effective Date or beyond the period which the Commissioner will approve, whichever is the earlier.

The payment in respect of non-competition shall be paid in relation to the period commencing on the actual date of termination of the managerial services and shall end on the date of termination of the non-competition, in accordance with the cases mentioned in sub-clauses (a) – (c) above”.

6.
The parties undertake to apply to the Commissioner shortly after the signing of this Amendment 3 with an application to obtain the Commissioner’s approval in relation to the remainder of the period, and will do so by way of filing an application for an exemption in accordance with the Exemption Rules.

7.	In Clause 13.1 of the Agreement, on the third row, the words “one year” shall be replaced by the words: “11 months”.

8.	The remaining provisions of the Agreement which have not been altered by this Amendment 3 shall continue to remain in full force.

In witness whereof the parties have hereunto signed

/s/ Israel Yossef Schneorson /s/ Eyal Merdler	/s/ Zwi Williger	/s/ Joseph Williger
Emblaze Ltd.	Zwi W. & Co. Ltd.	Yossi Willi Management & Investments Ltd.

/s/ Joseph Williger	/s/ Joseph Williger
Y.M. Dekel – Holdings & Investments Ltd.	Joseph Williger